EXHIBIT 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-12365, 333-145916 and 333-166846) on Form S-8 of Seneca Foods Corporation with respect to our report dated June 13, 2023, except for Note 4, as to which the date is July 31, 2023, and except for Note 12, before the effects of the change in accounting described in Notes 1 and 12, as to which the date is June 13, 2024, relating to the consolidated financial statements of Seneca Foods Corporation, which is included in this Form 10-K.

/s/ Plante Moran, P.C.

Southfield, Michigan

June 12, 2025